                                                             EXHIBIT 11.1



                CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

             SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER SHARE
                   (In Thousands, Except Per Share Amounts)
- --------------------------------------------------------------------------------

                                                      Three Months Ended
                                                           March 31,
                                                     --------------------

                                                       1995        1996
                                                     --------    --------
Net Loss                                             $ (6,902)   $(51,671)

Preferred Stock Preferences                            (9,603)    (10,502)
                                                     --------    --------
Loss Applicable for Common Stockholders              $(16,505)   $(62,173)
                                                     ========    ========
Loss Per Common Share                                    (.14)       (.42)
                                                     ========    ========
Weighted Average Number of Shares
 Outstanding During the Period                        117,343     148,323
                                                     ========    ========